Exhibit 12
Computation of Ratio of Earnings to Fixed Charges
The following table shows the ratio of earnings to fixed charges for Park National Corporation, which includes our subsidiaries, on a consolidated basis:

	Nine Months Ended	Year Ended December 31,
	30-Sep-09	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.62	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.15	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on short-term borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$83,995,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000	$129,249,000

Fixed Charges:
Interest on deposits	50,018,000	89,892,000	121,021,000	82,272,000	56,899,000	39,998,000
Short-term borrowings and long-term debt	22,618,000	45,574,000	46,126,000	39,043,000	36,996,000	18,704,000
Rent expense interest factor (1/3)	600,102	801,147	731,723	530,030	476,528	303,595

Total fixed charges:
Including interest on deposits	$73,236,102	$136,267,147	$167,878,723	$121,845,030	$94,371,528	$59,005,595
Excluding interest on deposits	$23,218,102	$46,375,147	$46,857,723	$39,573,030	$37,472,528	$19,007,595

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
The following table shows the ratio of earnings to fixed charges and preferred dividends for Park National Corporation, which includes our subsidiaries, on a consolidated basis:

	Nine Months Ended	Year Ended December 31,
	30-Sep-09	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred dividends (1):

Excluding Interest on Deposits	3.86	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.06	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on short-term borrowings and long-term debt, including/excluding interest on deposits, preferred dividends and accretion, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$83,995,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000	$129,249,000

Fixed Charges:
Interest on deposits	50,018,000	89,892,000	121,021,000	82,272,000	56,899,000	39,998,000
Short-term borrowings and long-term debt	22,618,000	45,574,000	46,126,000	39,043,000	36,996,000	18,704,000
Preferred dividends and accretion	6,172,857	202,857
Rent expense interest factor (1/3)	600,102	801,147	731,723	530,030	476,528	303,595

Total fixed charges:
Including interest on deposits	$79,408,959	$136,470,004	$167,878,723	$121,845,030	$94,371,528	$59,005,595
Excluding interest on deposits	$29,390,959	$46,578,004	$46,857,723	$39,573,030	$37,472,528	$19,007,595